EXHIBIT 23.1

CONSENT  OF  THE  INDEPENDENT  AUDITOR

As  the  independent  auditor  for  HPI Partners, LLC and Subsidiary, I hereby consent to the incorporation by reference in this Form 8K/A Statement of my report, relating to the  audited  financial  statements and financial statement schedules of HPI Partners, LLC and Subsidiary as of December 31, 2008 and 2007 and the related statements of operations, members’ equity and cash flows for the years year ending December 31, 2008 and from November 8, 2007 (Date of Inception) to December 31, 2007.  My audit report is dated July 12, 2009.

/s/ Hawkins Accounting Inc.
Los Angeles, California
July 12, 2009